Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT

DATED AS OF FEBRUARY 25, 2004

by and among

CHEROKEE INTERNATIONAL CORPORATION

as Borrower

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Agent, L/C Issuer and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

TABLE OF CONTENTS

SECTION 1.	AMOUNTS AND TERMS OF LOANS

1.1	Loans.
1.2	Interest and Applicable Margins.
1.3	Fees.
1.4	Payments.
1.5	Prepayments
1.6	Maturity.
1.7	Eligible Accounts.
1.8	Eligible Inventory.
1.9	Loan Accounts.
1.10	Yield Protection; Illegality.
1.11	Taxes.

SECTION 2.	AFFIRMATIVE COVENANTS

2.1	Compliance With Laws and Contractual Obligations.
2.2	Insurance; Damage to or Destruction of Collateral.
2.3	Inspection; Lender Meeting.
2.4	Organizational Existence.
2.5	Environmental Matters.
2.6	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.
2.7	Conduct of Business.
2.8	Further Assurances.
2.9	Subsidiaries.

SECTION 3.	NEGATIVE COVENANTS

3.1	Indebtedness.
3.2	Liens and Related Matters.
3.3	Investments.
3.4	Contingent Obligations.
3.5	Restricted Payments.
3.6	Restriction on Fundamental Changes.
3.7	Disposal of Assets or Subsidiary Stock.
3.8	Transactions with Affiliates.
3.9	Conduct of Business.
3.10	Changes Relating to Indebtedness.
3.11	Fiscal Year.
3.12	Press Release; Public Offering Materials.
3.13	Subsidiaries.
3.14	Bank Accounts.

3.15	Hazardous Materials.
3.16	ERISA.
3.17	ITS Company Restrictions

SECTION 4.	FINANCIAL COVENANTS/REPORTING

4.1	[Reserved].
4.2	[Reserved].
4.3	[Reserved].
4.4	[Reserved].
4.5	[Reserved].
4.6	[Reserved].
4.7	Maximum Senior Leverage Ratio.
4.8	[Reserved].
4.9	Financial Statements and Other Reports.
4.10	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES

5.1	Disclosure.
5.2	No Material Adverse Effect.
5.3	No Conflict.
5.4	Organization, Powers, Capitalization and Good Standing.
5.5	Financial Statements and Projections.
5.6	Intellectual Property.
5.7	Investigations, Audits, Etc.
5.8	Employee Matters.
5.9	Solvency
5.10	Litigation; Adverse Facts.
5.11	Use of Proceeds; Margin Regulations.
5.12	Ownership of Property; Liens.
5.13	Environmental Matters.
5.14	ERISA.
5.15	Brokers.
5.16	Deposit and Disbursement Accounts.
5.17	Agreements and Other Documents.
5.18	Insurance.
5.19	Related Transactions.
5.20	Senior Indenture Documents

SECTION 6.	DEFAULT, RIGHTS AND REMEDIES

6.1	Event of Default.
6.2	Suspension or Termination of Revolving Loan Commitments.

6.3	Acceleration and other Remedies.
6.4	Performance by Agent
6.5	Application of Proceeds.

SECTION 7.	CONDITIONS TO LOANS

7.1	Conditions to Initial Loans.
7.2	Conditions to All Loans.
7.3	Conditions to Loans to Fund Permitted Acquisitions

SECTION 8.	ASSIGNMENT AND PARTICIPATION

8.1	Assignment and Participations.
8.2	Agent.
8.3	Set Off and Sharing of Payments.
8.4	Disbursement of Funds.
8.5	Disbursements of Advances; Payment.

SECTION 9.	MISCELLANEOUS

9.1	Indemnities.
9.2	Amendments and Waivers.
9.3	Notices.
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative.
9.5	Marshaling; Payments Set Aside.
9.6	Severability.
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.
9.8	Headings.
9.9	Applicable Law
9.10	Successors and Assigns.
9.11	No Fiduciary Relationship; Limited Liability.
9.12	Construction.
9.13	Confidentiality.
9.14	CONSENT TO JURISDICTION.
9.15	WAIVER OF JURY TRIAL.
9.16	Survival of Warranties and Certain Agreements.
9.17	Entire Agreement.
9.18	Counterparts; Effectiveness.
9.19	Replacement of Lenders.
9.20	Delivery of Termination Statements and Mortgage Releases.
9.21	No Novation

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Pro Forma
Annex E	-	Lenders’ Bank Accounts

Exhibits

Exhibit 1.1(a)(i)	-	Revolving Note
Exhibit 1.1(a)(ii)	-	Notice of Revolving Credit Advance
Exhibit 1.1(c)	-	Swing Line Note
Exhibit 1.2(e)	-	Notice of Continuation/Conversion
Exhibit 4.9(d)	-	Borrowing Base Certificate
Exhibit 4.9(k)	-	Compliance Certificate
Exhibit 8.1	-	Assignment Agreement

Schedules

Schedule 2.7	-	Corporate and Trade Names
Schedule 3.1	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 3.3	-	Investments
Schedule 3.4	-	Contingent Obligations
Schedule 3.8	-	Affiliate Transactions
Schedule 3.9	-	Business Description
Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Capitalization
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.8	-	Employee Matters
Schedule 5.10	-	Litigation
Schedule 5.11		Use of Proceeds
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14	-	ERISA
Schedule 5.16	-	Deposit and Disbursement Accounts
Schedule 5.17	-	Agreements and Other Documents
Schedule 5.18		Insurance

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of February 25, 2004 and entered into by and among CHEROKEE INTERNATIONAL CORPORATION, a Delaware corporation (“Borrower”), the financial institutions who are or hereafter become parties to this Agreement as “Lenders”, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as the initial L/C Issuer and as Agent.

R E C I T A L S:

WHEREAS, Borrower and Heller Financial, Inc., a Delaware corporation (“Heller”) are parties to a certain Amended and Restated Credit Agreement dated as of November 27, 2002 (the “Existing Credit Agreement”), pursuant to which Heller, as a Lender thereunder, has made available to Borrower certain term and revolving credit facilities subject to and in accordance with the terms, conditions and provisions set forth therein;

WHEREAS, the Obligations (as defined in the Existing Credit Agreement) are secured by, inter alia, collateral pledged under a certain Amended and Restated Security Agreement dated as of November 27, 2002 made by Borrower in favor of Heller as agent under the Existing Credit Agreement, and by the pledge of 65% of the capital stock of each of Borrower’s direct Subsidiaries pursuant to various pledge agreements;

WHEREAS, in a substantially contemporaneous transactions, Borrower is consummating an initial public offering of equity securities, the proceeds of which will be used, in part, to repay certain existing Indebtedness of Borrower and to reduce the amount of outstanding Loans (as defined in the Existing Credit Agreement) and Heller is assigning to GE Capital all of its rights, title and interest in, to and under the Existing Credit Agreement and associated Loan Documents and is resigning as “Agent” under the Existing Credit Facility and appointing GE Capital as “Agent” thereunder;

WHEREAS, Borrower desires that Lenders continue to extend a revolving credit facility to Borrower in order to provide working capital financing for Borrower and its Subsidiaries and to provide funds for other general corporate purposes of Borrower and its Subsidiaries, and in furtherance thereof the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety, upon the terms and conditions set forth herein;

WHEREAS, Borrower desires that all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) continue to be fully secured by reaffirming the continuing Lien of Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent hereby amend and restate the Existing Credit Agreement in its entirety, without effecting a novation of the Obligations existing thereunder, and otherwise agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOANS

1.1                                 Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

(a)                                  Revolving Loans.

(i)                                     Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower hereunder.  The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loans) shall not at any time exceed its separate Revolving Loan Commitment.  Revolving Credit Advances may be repaid and re-borrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability.  Borrowing Availability may be further reduced by Reserves imposed by Agent in its Permitted Discretion.  All Revolving Loans shall be repaid in full on the Commitment Termination Date.  Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Restatement Effective Date and substantially in the form of Exhibit 1.1(a)(i) (each a “Revolving Note” and, collectively, the “Revolving Notes”).  Other than pursuant to Section 1.1(a)(ii), if at any time the outstanding Revolving Loans (including, without duplication, Swing Line Loans) exceed the Borrowing Base (any such excess Revolving Loans are herein referred to collectively as “Overadvances”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, Revolving Loans must be repaid immediately and Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvances.  All Overadvances shall constitute Index Rate Loans and, to the extent not permitted under Section 1.1(a)(ii) below, shall bear interest at the Default Rate.  Revolving Loans which are Index Rate Loans may be requested in any amount with one (1) Business Day prior written notice required for funding requests equal to or greater than $5,000,000.  For funding requests for such Loans less than $5,000,000, written notice must be provided by noon (Chicago time) on the Business Day on which the Loan is to be made.  All LIBOR Loans require three (3) Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of Revolving Credit Advance”).

(ii)                                  If Borrower requests that Revolving Lenders make, or permit to remain outstanding any Overadvances, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvances; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (a) aggregate Revolving Loans (including, without duplication, Swing Line Loans) in excess of the Maximum Amount or (b) Overadvances in an aggregate amount in excess of 20% of the Revolving Loan Commitment.  If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.  If an Overadvance remains outstanding for more than ninety (90) consecutive days during any one hundred eighty (180) day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvances.  Furthermore, holders of a majority of the Revolving Loan Commitment may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent.  Any Overadvance may be made as a Swing Line Advance.

(b)                                 [Reserved].

(c)                                  Swing Line Facility.

(i)                                     Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice; provided, however, that any LIBOR request made by Borrower in accordance with the provisions of this Agreement shall not be funded by the Lenders as a Base Rate Loan.  The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Lenders pursuant to such notice.  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (“Swing Line Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and re-borrow under this Section 1.1(c).  Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to Agent in accordance with Section 1.1(a).  Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 7.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan with proceeds of Revolving Loan (to the extent otherwise available hereunder) or with other funds available to Borrower upon demand therefor by Agent.  The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)                                  Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment.  Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Restatement Effective Date and substantially in the form of Exhibit 1.1(c) (the “Swing Line Note”).  The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii)                               The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 6.1(f) and 6.1(g) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 2:00 p.m. (Chicago time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)                              If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(c)(v)

below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Revolving Loans) of such Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)                                 Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(c)(iii) or 1.1(c)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Index Rate thereafter.

(d)                                 Letters of Credit.  The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for the issuance of Letters of Credit.  Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(i)                                     Maximum Amount.  The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding at any time shall not exceed $3,000,000 (“L/C Sublimit”).

(ii)                                  Reimbursement.  Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer within one (1) Business Day following demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer.  Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s account (by increasing the outstanding principal balance of the Revolving Credit Advances) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.  All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate applicable to Revolving Loans which are Index Rate Loans plus, at the election of Agent or Requisite Lenders, an additional two percent (2.00%) per annum.  Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(d)(ii).  In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such un-reimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 2:00 p.m. (Chicago time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of Borrower’s account.  Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 7.2.  If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(d)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

(iii)                               Request for Letters of Credit.  Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby.  If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower.  The issuance of any Letter of Credit under this Agreement shall be subject to the conditions that the Letter of Credit (i) supports a transaction entered into in the ordinary course of business of Borrower and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent.  The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner satisfactory to such L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)                              Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the L/C Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date.  The L/C Issuer may elect not to renew any such Letter of Credit and, upon direction by Agent or Requisite Lenders, shall not renew any such Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Agent or Requisite Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v)                                 Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any  Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(v), constitute a legal or equitable discharge of Borrower’s obligations hereunder.

(vi)                              Obligations of L/C Issuers.  Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer.  Each L/C Issuer (other than GE Capital) further agrees to provide to Agent:  (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any un-reimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer.  However, the foregoing shall not be construed to excuse an L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, with Borrower hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by Borrower that are subject to indemnification under the Master Standby Agreement or the Master Documentary Agreement.

(e)                                  Funding Authorization.  The proceeds of all Loans made pursuant to this Agreement subsequent to the Restatement Effective Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

Bank:	Wells Fargo Bank
ABA No.:	121-000-248
Bank Address:	2030 Main Street, Suite 900, Irvine, CA 92614
Account No.:	4159-418938
Reference:	Cherokee International

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

1.2                                 Interest and Applicable Margins.

(a)                                  Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Credit Advances which are designated as LIBOR Loans, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum;  and (ii)  with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

The Applicable Margins are as follows:

Applicable Revolver Index Margin	1.00%

Applicable Revolver LIBOR Margin	2.50%

Applicable L/C Margin	2.50%

Applicable Unused Line Fee Margin	0.50%

(b)                                 If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  All computations of Fees calculated on a per annum basis and interest on LIBOR Loans shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and such interest are payable.  All computations of interest on Index Rate Loans shall be made by Agent on the basis of a 365 or 366-day year, as applicable, for the actual number of days occurring in the period for which such interest is payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)                                 So long as an Event of Default has occurred and is continuing under Section 6.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2.00%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)                                  Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.3(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $100,000 and integral multiples of $100,000 in excess of such amount.  Any such election must be made by noon (Chicago time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by noon (Chicago time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by fax or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e).  No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof. No Loan may be made as or converted into a LIBOR Loan until five (5) days after the Restatement Effective Date.

(f)                                    Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Restatement Effective Date as otherwise provided in this Agreement.

Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(e) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3                                 Fees.

(a)                                  Fee Letter.  Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of January 22, 2004 between Borrower and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein.

(b)                                 Unused Line Fee.  As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each Fiscal Quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans) outstanding during the period for which such Fee is due.

(c)                                  [Reserved].

(d)                                 Letter of Credit Fee.  Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin multiplied by the average amount available from time to time to be drawn under the applicable Letter of Credit during such Fiscal Quarter.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each month and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such customary fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)                                  LIBOR Breakage Fee.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee.

(f)                                    [Reserved].

(g)                                 Expenses and Attorneys’ Fees.  Borrower agrees to promptly pay all fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers.  Borrower agrees to promptly pay reasonable documentation charges assessed by Agent for amendments, waivers, consents and any of the documentation prepared by Agent’s internal legal staff.  Borrower agrees to promptly pay all fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors and the allocated cost of internal legal staff) incurred by Agent in connection with any Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, Borrower agrees to promptly pay all fees, charges, costs and expenses incurred by Lenders for one (1) counsel acting for all Lenders and Agent.  All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(g) shall be deemed part of the Obligations when incurred, payable upon demand or in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4                                 Payments.  All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate in writing.

ABA No. 021-001-033
Account Number 502-328-54
Bankers Trust Company
New York, New York

ACCOUNT NAME: GECC/CAF DEPOSITORY
Reference:  GE Capital re Cherokee International

Borrower shall receive credit on the day of receipt for funds received by Agent by 1:00 p.m. (Chicago time).  In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

Borrower hereby authorizes Lenders to make Revolving Credit Advances or Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of Scheduled Installments, interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(g) or 6.3.

1.5                                 Prepayments.  Without prejudicing, qualifying, limiting or otherwise affecting the provisions of Section 1.6 of the Security Agreement and the provisions of any Bank Agency and Control Agreements (as defined therein) or other Blocked Account agreements now or hereafter existing and relating to the collection, deposit, control and application of operating revenues and other monies received by Borrower and/or its Domestic Subsidiaries, Borrower agrees as follows.

(a)                                  Voluntary Prepayments of Loans.  At any time, Borrower, in accordance with subsection 1.1(a)(i), may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Fees, if applicable.

(b)                                 [Reserved].

(c)                                  Prepayments from Asset Dispositions.  Immediately upon receipt of any Net Proceeds relating to any event occurring after the Restatement Effective Date, Borrower shall, in accordance with subsection 1.1(a)(i) hereof and except as otherwise provided in subsection 1.1(a)(ii), repay the Revolving Credit Advances (without reduction of the Revolving Loan Commitment) by an amount equal to the amount of any reduction in the Borrowing Base attributable to the Asset Disposition giving rise to such Net Proceeds to the extent that any such reduction would result in the outstanding principal balance of the Revolving Loan exceeding the maximum amount of Revolving Loan permitted to be outstanding.  Borrower or any Subsidiary may reinvest all remaining Net Proceeds of such Asset Disposition, within one year, in productive assets of a kind then used or usable in the business of Borrower or such Subsidiary.  If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, the payments shall be applied in accordance with Section 1.5(e).

(d)                                 Prepayments from Issuance of Securities.  Within five (5) Business Days following the receipt by Borrower of the net cash proceeds of the issuance of Stock (other than (1) proceeds of the issuance of Stock by Borrower received in connection with the IPO, the over allotment option granted to the underwriters in connection therewith and any secondary offering consummated within one year of the IPO, (2) proceeds from the issuance of Stock to employees, directors or members of the management of Borrower or any of its Subsidiaries or pursuant to any stock option plan, (3) proceeds from the issuance of Stock to the Existing Control Shareholders, (4) proceeds of the issuance of Stock to Borrower or any Subsidiary of Borrower, and (5) proceeds from the issuance or exercise of options or warrants relating to the Stock of Borrower), Borrower shall prepay the Loans in an amount equal to such cash proceeds, net of underwriting discounts and commissions and other reasonable costs and fees associated therewith or related thereto, including, without limitation, legal, accounting and investment banking fees and expenses.  The payments shall be applied in accordance with Section 1.5(e).

(e)                                  Application of Proceeds.  With respect to the prepayments described in Sections 1.5(a) (other than any amount applied to the Revolving Credit Advances as a result of the reduction of the Borrowing Base as specified therein), 1.5(c) and 1.5(d), such prepayments shall first be applied to reduce the outstanding principal balance of the Swing Line Loan and then the Revolving Credit Advances but not as a permanent reduction of the Revolving Loan Commitment.  Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Fee.

(f)                                    Application of Prepayments from Insurance Proceeds.  Prepayments from insurance in accordance with Section 2.2 shall be applied as follows:  first, to the Swing Line Loans and, second, to the Revolving Credit Advances.  Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments.

(g)                                 Letter of Credit Obligations.  In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall (1) deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto or cause to be issued back-up letters of credit reasonably acceptable to Agent, and (2) prepay the fee payable under Section 1.3(d) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit and any other amounts deposited with Agent pursuant to this clause (g) (with respect to such terminated Letter of Credit) not applied to reimburse the L/C Issuer for drawings made on such Letter of Credit shall be refunded to Borrower.

1.6                                 Maturity.  All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon termination of this Agreement.  Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), the Revolving Loan Commitment has been terminated and all Letters of Credit have been terminated or otherwise secured in accordance with Section 1.5(g), Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.  Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations shall be due and payable.

1.7                                 Eligible Accounts.  All of the Accounts owned by Borrower and its Domestic Subsidiaries and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion.  In addition, Agent reserves the right, at any time and from time to time after the Restatement Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its Permitted Discretion, subject to the approval of Requisite Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available.  Eligible Accounts shall not include any Account of Borrower or any Domestic Subsidiary thereof:

(a)                                  that does not arise from the sale or lease of goods or the performance of services by Borrower or such Domestic Subsidiary in the ordinary course of its business;

(b)                                 (i) upon which Borrower’s or such Domestic Subsidiary’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Person’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)                                  to the extent of any amount of any defense, counterclaim, setoff or dispute asserted as to such Account;

(d)                                 that is not a true and correct statement, in all material respects, of bona fide obligation incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)                                  with respect to which an invoice has not been sent to the applicable Account Debtor;

(f)                                    that (i) is not owned by Borrower or such Domestic Subsidiary or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders or applicable Permitted Encumbrances;

(g)                                 that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer with any Credit Party;

(h)                                 that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing or Borrower or such Domestic Subsidiary has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i)                                     that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned or other credit support and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(j)                                     to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(k)                                  that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)                                     an Account is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date;

(m)                               an Account with respect to which the Account Debtor obligated thereon suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(n)                                 a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(o)                                 that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (l) above;

(p)                                 as to which Agent does not have a valid first priority and fully perfected security interest and accounts subject to any Lien except those in favor of Agent and Permitted Encumbrances, including Accounts evidenced by an instrument (as defined in Article 9 of the UCC) not in the possession of Agent;

(q)                                 as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;

(r)                                    to the extent such Account is evidenced by an Instrument or Chattel  Paper unless in the possession of Agent or the aggregate amount of such Account is not greater than $250,000;

(s)                                  to the extent such Account exceeds any credit limit established by Agent, in its Permitted Discretion, following prior notice of such limit by Agent to Borrower;

(t)                                    to the extent that such Account, together with all other Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 30% of all Eligible Accounts but only to the extent of such excess, unless such Account Debtor is reasonably satisfactory to Agent or such excess is supported by credit support reasonably satisfactory to Agent; or

(u)                                 that is payable in any currency other than Dollars unless supported by credit support reasonably satisfactory to Agent.

1.8                                 Eligible Inventory.  All of the Inventory owned by Borrower or any of its Domestic Subsidiaries and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies.  Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion.  In addition, Agent reserves the right, at any time and from time to time after the Restatement Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its Permitted Discretion, subject to the approval of Requisite Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available.  Eligible Inventory shall not include any Inventory of Borrower or any Domestic Subsidiary of Borrower that:

(a)                                  is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and applicable Permitted Encumbrances;

(b)                                 (i) is not located on premises owned, leased or rented by Borrower and set forth in Schedule 5.12 (as the same may, from time to time be supplemented, amended or updated by Borrower in writing as otherwise permitted hereunder), (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent or Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory as any such location is less than $100,000;

(c)                                  is placed on consignment (except as permitted by clause (b) above) or is in transit, except for Inventory in transit between domestic locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination;

(d)                                 is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

(e)                                  is obsolete, un-saleable, shopworn, seconds, damaged or unfit for sale;

(f)                                    consists of display items or packing or shipping materials, manufacturing supplies or replacement parts, in each case to the extent not constituting inventory,

(g)                                 consists of more than an aggregate of $3,000,000 of work-in-process Inventory;

(h)                                 consists of goods which have been returned by a buyer, other than up to $500,000 of goods at any given time that have been returned by a buyer other than due to defect, damage or non-conformance and which have been accepted by Borrower as a temporary accommodation to such buyer and with respect to which Borrower expects, in good faith, to re-ship to such buyer, all in a manner consistent with past practice;

(i)                                     is not of a type held for sale or lease in the ordinary course of Borrower’s business;

(j)                                     is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders subject to Permitted Encumbrances;

(k)                                  breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect;

(l)                                     consists of any costs associated with “freight-in” charges;

(m)                               consists of goods that can be transported or sold only with licenses that are not readily available;

(n)                                 is not covered by casualty insurance reasonably acceptable to Agent;

(o)                                 with respect to which there exists any Lien (other than Permitted Encumbrances) in favor of any Person other than Agent; or

(p)                                 is produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions set forth in title 25 U.S.C. 215(a)(i).

1.9                                 Loan Accounts.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Advances, all payments made by Borrower, and  all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.10                           Yield Protection; Illegality.

(a)                                  Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption after the later of (x) the date hereof or (y) the date such Lender became a party hereto of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however that Borrower shall not be obligated to pay such Lender or controlling Person any compensation attributable to any period prior to the date that is one hundred twenty (120) days prior to the date of such notice and demand from such Lender.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)                                 Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if, with respect to any Lender, the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) after the later of the date hereof or the date on which such Lender became a party hereto shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any such Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost (other than any costs relating to taxes); provided, however that Borrower shall not be obligated to pay such Lenders any compensation attributable to any period prior to the date that is one hundred twenty (120) days prior to the date of such notice and demand from such Lender.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

1.11                           Taxes.

(a)                                  No Deductions.  Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on, or measured or determined by reference to, Agent’s or a Lender’s net income (including branch profit taxes and any franchise taxes imposed in lieu of net income taxes).  If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Changes in Tax Laws.  In the event that, subsequent to the Restatement Effective Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof by a court or taxing authority, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof by a court or taxing authority, or (3) compliance by Agent or any Lender with any request or directive from any Governmental Authority:

(i)                                     does or shall subject Agent or any Lender to any tax of any kind whatsoever (except for taxes imposed on or measured or determined by reference to a net income basis on any Lender or Agent and any franchise taxes imposed in lieu of net income taxes) with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for taxes imposed on or measured or determined by reference to a net income basis on any Lender or Agent and any franchise taxes imposed in lieu of net income taxes), imposed generally by federal, state or local taxing authorities with respect to principal, fees, interest or any other amount payable hereunder, or changes in the rate of tax imposed on the overall net income basis of Agent or such Lender); or

(ii)                                  does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.11(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence as reasonably determined and submitted in writing by Agent or such Lender to Borrower (with a copy to Agent) shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                                  Foreign Lenders.  Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) shall provide to Borrower and Agent a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS of the United States certifying as to such Foreign Lender’s entitlement to a complete exemption from imposition of Untied States withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of

Exemption”).  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent.  If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding sentence, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

(d)                                 Each Lender agrees that it will (i) take all reasonable actions requested by Borrower that are without  cost, risk or an undue administrative burden to such Lender to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (ii) to the extent reasonable and without cost, risk or an undue administrative burden to it, otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section 1.11, including, without limitation, designating another lending office.  If the Borrower pays any Charges (including penalties and interest with respect thereto) it shall deliver official tax receipts, certified copies thereof or other written evidence of payment, evidencing that payment to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth (30th) day after payment.  If any Lender or the Agent determines that it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes paid or payable by it directly attributable to any taxes, penalties or interest paid by the Borrower and evidenced by such a tax receipt, such Lender or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or Agent determines is attributable to such deduction or withholding and which will leave such Lender or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding.

SECTION 2.
AFFIRMATIVE COVENANTS

Borrower agrees as to itself and all other Credit Parties that from and after the date hereof and until the Termination Date:

2.1                                 Compliance With Laws and Contractual Obligations.  Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  This Section 2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 3.2.  Each Credit Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above, other than those licenses, qualifications and permits without which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.2                                 Insurance; Damage to or Destruction of Collateral.

(a)                                  Borrower and its Domestic Subsidiaries shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 5.18 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If Borrower or any of its Domestic Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from Borrower’s or any Domestic Subsidiary’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)                                 Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies (excluding director’s and officer’s insurance) naming Agent, on behalf of itself and Lenders, as additional insured.  Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims of Borrower and its Domestic Subsidiaries under such “All Risk” policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance.  After deducting from any insurance proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.5(f); provided that in the case of insurance proceeds pertaining to Borrower or any Domestic Subsidiary, such insurance proceeds shall be applied to the Loans owing by Borrower.  Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, Agent shall permit Borrower or the applicable Domestic Subsidiary to replace, restore, repair or rebuild the property; provided that if Borrower or such Domestic Subsidiary has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within one year of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.5(f).  All insurance proceeds that are to be made available to Borrower or its Domestic Subsidiary to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied.   Thereafter, such funds shall be made available to Borrower, or its applicable Domestic Subsidiary to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance in the amount requested to be released; (ii) so long as the conditions set forth in Section 7.2 have been met and subject to the provisions of any Mortgage encumbering such Collateral, Revolving Lenders shall make such Revolving Credit Advance; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.

2.3                                 Inspection; Lender Meeting.  Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested, provided, however, that unless an Event of Default shall have occurred and be continuing, any such inspection shall be at the expense of Agent and Lenders.  Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence.  Without in any way limiting the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

2.4                                 Organizational Existence.  Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect.

2.5                                 Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $250,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its fee owned Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all such Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of  the Obligations secured hereunder.

2.6                                 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Credit Party shall use reasonable efforts (which shall not require the incurrence of material costs, the expenditure of cash or material amounts of time or the making of any material concessions) to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral in excess of $500,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Restatement Effective Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Restatement Effective Date (or, if later, as of the date such location is acquired or leased), the Eligible Inventory at that location shall, in Agent’s Permitted Discretion, be subject to such Reserves as may be established by Agent in its reasonable credit judgment.  After the Restatement Effective Date, no real property or warehouse space shall be leased by any Credit Party or its Subsidiary and no Inventory shall be shipped to a processor or converter under arrangements established after the Restatement Effective Date without the prior written consent of Agent (which consent, in Agent’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves acceptable to Agent) or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Credit Party shall and shall cause its Domestic Subsidiaries to timely and fully pay and perform, in all material respects, their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

2.7                                 Conduct of Business.  Each Credit Party shall at all times maintain, preserve and protect its assets and properties taken as a whole that are material in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and all Credit Parties (other than Foreign Subsidiaries) shall transact business only in such corporate and trade names as are set forth in Schedule 2.7, unless Borrower shall have given Agent not less than twenty (20) days prior written notice thereof.

2.8                                 Further Assurances.

(a)                                  Each Credit Party shall, from time to time, execute such guaranties, financing statements, security agreements and other agreements as Agent or Requisite Lenders at any time may reasonably request in accordance with the terms of this Agreement, to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b)                                 In the event any Credit Party (other than a Foreign Subsidiary) acquires a fee simple interest in real property after the Restatement Effective Date in excess of $1,000,000, such Credit Party shall promptly notify Agent thereof and, if requested by Agent, shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c)                                  Each Credit Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Person to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Subsidiary to secure the Obligations; provided, however, in the case of Foreign Subsidiaries such Credit Party shall, subject to Section 2.9(b) hereof, be required to pledge not more than 65% of the Stock of such Foreign Subsidiary.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent and reasonably acceptable to Borrower.

(d)                                 Without limiting the generality of subsection 2.8(a) hereof, Borrower hereby agrees, and agrees to cause each of its Subsidiaries, as applicable, to amend and/or reaffirm all pledges and grants of Liens and other security interests granted by such Person in connection with the Existing Credit Agreement and to take such other actions and to execute and deliver such further documents, instruments or agreements as is reasonably deemed necessary or desirable by Agent in order to continue, create, attach, perfect or otherwise preserve and protect the Liens and other interests of Agent (in its own right as secured party under the Loan Documents and/or as successor in interest to Heller Financial, Inc.) in, to and under the Borrower Pledge Agreement and that certain Amended and Restated Pledge Agreement dated as of November 27, 2002 made by Cherokee Netherlands I B.V. with respect to the Stock of Cherokee Netherlands II B.V.

2.9                                 Subsidiaries.

(a)                                  On the Restatement Effective Date, with regard to any Domestic Subsidiary in existence on the Restatement Effective Date, and within thirty (30) days of the Borrower creating or acquiring or otherwise having any other Domestic Subsidiary, the Borrower will cause such Domestic Subsidiary to provide and grant to the Agent, for the benefit of the Lenders, a (i) guaranty of the Obligations, and (ii) first priority security interest in the real, personal and mixed property of such Domestic Subsidiary, securing the Obligations and such Domestic Subsidiary’s obligations under such guaranty, provided that the foregoing shall not be deemed to require a pledge of more than sixty-five (65%) of the stock of any Foreign Subsidiary of such Domestic Subsidiary that is directly owned by such Domestic Subsidiary unless required by paragraph (B) of this Section 2.9.

(b)                                 Borrower has heretofore pledged to Agent, for the benefit of Agent and Lenders, sixty-five percent (65%) of the capital stock of each of its Foreign Subsidiaries directly owned by Borrower as of the Restatement Effective Date.  Within thirty (30) days of the Borrower creating or acquiring or otherwise having any other directly owned Foreign Subsidiary, the Borrower will provide, or cause to be provided,  to the Agent, for the benefit of the Lenders, as security for the Obligations a perfected, first priority pledge of 65% of the capital stock (or similar equity interest) of such Foreign Subsidiary.  If Borrower or any Domestic Subsidiary can, as a result of a change in applicable laws, rules, regulations and/or orders of any Governmental Authority after the Restatement Effective Date, at any time pledge more than 65% of the capital stock of any Foreign Subsidiary as security for the Obligations, or a Foreign Subsidiary can (i) pledge any notes issued to it by the Borrower or any other Subsidiary, (ii) pledge all or a portion of the stock of one of its subsidiaries or grant a security interest on its assets to the Agent for the benefit of the Lenders to secure the Obligations, or (iii) guaranty the Obligations, in each case without causing the undistributed earnings of such Foreign Subsidiary (as reasonably determined by Borrower for Federal income tax purposes) to be treated as a deemed dividend to the Borrower for Federal income tax purposes or without resulting in any other material adverse tax consequences, then Borrower or such Domestic Subsidiary, as applicable, shall make such pledge and/or such Foreign Subsidiary shall execute and deliver documents sufficient to grant such security interest and/or make such guaranty, as applicable.  All grants of security interests, pledges and guaranties contemplated by this Section 2.9 shall be made pursuant to documentation in form and substance substantially similar to the Collateral Documents in effect on the Restatement Effective Date and otherwise reasonably satisfactory to the Agent.

SECTION 3.
NEGATIVE COVENANTS

Borrower agrees as to itself and all other Credit Parties that from and after the date hereof until the Termination Date:

3.1                                 Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except:

(a)                                  the Obligations;

(b)                                 Indebtedness consisting of (1) intercompany loans and advances owing (i) by Borrower to any Credit Party that is a Guarantor or by such Guarantor to Borrower, (ii) by a Domestic Subsidiary to the Borrower or to a Domestic Subsidiary of Borrower; (iii) by Cherokee Electronica, S.A. de C.V. (“Cherokee MX”) to Borrower or any Domestic Subsidiary in an aggregate principal amount not to exceed $15,000,000 for purposes of funding and supporting the operations and working capital needs of Cherokee MX to the extent and in a manner consistent with past practices; (iv) by a Foreign Subsidiary to another Foreign Subsidiary, other than to Cherokee MX; (v) subject to and in accordance with the Tri-Party Agreement Re: Payment Procedures, by the ITS Companies and Borrower to each other and Borrower, as applicable, in an aggregate amount not to exceed $53,000,000; (vi) by any of the ITS Companies to Borrower or any Domestic Subsidiary of Borrower in an amount not to exceed $8,000,000 provided that such Indebtedness consists only of accounts receivable generated by and recorded on the books of Borrower in the ordinary course of business in selling Inventory, machinery and equipment to such ITS Company in a manner and to the extent consistent with historical practice; and (vii) by any Foreign Subsidiary, to the Borrower or any Domestic Subsidiary in an aggregate principal amount not to exceed $1,500,000; provided, that: (1) Borrower shall have executed and delivered to each such Guarantor or Domestic Subsidiary, and each such Guarantor or Domestic Subsidiary shall have executed and delivered to Borrower a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by Borrower to such Guarantor or Domestic Subsidiary or by such Guarantor or Domestic Subsidiary to Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (2) Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (3) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Agent; (4) at the time any such intercompany loan or advance is made by Borrower and after giving effect thereto, Borrower shall be Solvent; and (5) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (2) loans and advances owing by the ITS Companies to non-affiliated third parties in an aggregate principal amount not to exceed $7,500,000;

(c)                                  unsecured, Subordinated Debt of Borrower in a principal amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(d)                                 Indebtedness in an aggregate principal amount not to exceed $10,000,000 in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(e)                                  Indebtedness described on Schedule 3.1, and any extensions, renewals or refinancings of such existing Indebtedness so long as (i) the principal amount of such Indebtedness after such renewal, extension or refinancing shall not exceed the principal amount of such Indebtedness which was outstanding immediately prior to such renewal, extension or refinancing plus accrued and unpaid interest and related fees and (ii) such Indebtedness shall not be secured by any assets other than assets securing such indebtedness, if any, prior to such renewal, extension or refinancing;

(f)                                    Indebtedness constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on Borrower’s or any of its Subsidiaries’ behalf in accordance with the policies issued to Borrower or such Subsidiary of Borrower;

(g)                                 Indebtedness secured by the Liens permitted by clauses (a), (e) and (l) of the definition of Permitted Encumbrances;

(h)                                 Indebtedness of a Subsidiary of Borrower acquired after the Restatement Effective Date and Indebtedness of a Person merged or consolidated with or into Borrower or a Subsidiary of Borrower after the Restatement Effective Date, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and was not created or incurred in contemplation of such acquisition, merger or consolidation and where such acquisition, merger or consolidation is not prohibited under this Agreement;

(i)                                     the net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, provided that any such agreement or arrangement is not speculative in nature, is utilized by such Credit Party solely in connection with actual foreign currency or actual interest rate exposure of a Credit Party or otherwise related to purchases permitted hereunder from foreign suppliers or is otherwise entered into to protect such Credit Party against fluctuations in the costs of raw materials used in its business;

(j)                                     Indebtedness in addition to the Indebtedness described in the foregoing clauses (a) through (i) in an aggregate principal amount not exceeding $3,000,000 at any time outstanding; and

(k)                                  Indebtedness incurred and as otherwise permitted by this Agreement in connection with Permitted Acquisitions.

3.2                                 Liens and Related Matters.

(a)                                  No Liens.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 3.2).

(b)                                 No Negative Pledges.  Borrower shall not and shall not cause or permit its Domestic Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets in favor of Agent or the Lenders to secure the Obligations, whether now owned or hereafter acquired, except pursuant to (i) licenses, leases and subleases entered into in the ordinary course of business, (ii) agreements relating to capital leases, purchase money indebtedness or Indebtedness relating to Permitted Acquisitions, in each case as permitted under this Agreement, and (iii) encumbrances or restrictions imposed pursuant to agreements entered into for the sale or disposition of capital stock or assets, to the extent such sale or disposition is not otherwise prohibited under this Agreement.

(c)                                  No Restrictions on Subsidiary Distributions to Borrower.  Except as provided herein, Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary, except pursuant to (i) non-assignment provisions of licenses, leases and subleases entered into in the ordinary course of business, (ii) agreements relating to capital leases, purchase money indebtedness or Indebtedness relating to Permitted Acquisitions, in each case as permitted under this Agreement, (iii) requirements imposed by applicable law, (iv) encumbrances or restrictions imposed pursuant to agreements entered into for the sale or disposition of capital stock or assets, to the extent such sale or disposition is not otherwise prohibited under this Agreement, (v) any encumbrance or restriction in respect of any Subsidiary pursuant to the Loan Documents, the Senior Indenture Documents and the Intercreditor Agreement, or (vi) pursuant to any working capital Indebtedness incurred by any of the ITS Companies in accordance with the terms hereof.

3.3                                 Investments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)                                  Borrower and its Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Agent; provided that such Cash Equivalents are not subject to setoff rights;

(b)                                 Borrower and its Subsidiaries may make intercompany loans to other Credit Parties to the extent permitted under Section 3.1;

(c)                                  Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding and to the extent expressly permitted by Section 3.8;

(d)                                 Borrower and its Domestic Subsidiaries may make Investments in their wholly-owned Domestic Subsidiaries so long as each such Subsidiary has issued a guarantee in favor of Agent for the benefit of the Lenders and granted the security interests as set forth in Section 2.8 hereof, and Borrower and its Domestic Subsidiaries may make Investments in their respective Foreign Subsidiaries in an amount not to exceed $24,500,000 in the aggregate at any time outstanding, provided that any such Investment in the form of Indebtedness does not exceed the amounts specified and is otherwise expressly permitted under Subsections 3.1(b)(1)(iii), 3.1(b)(1)(vi) and 3.1(b)(1)(vii);

(e)                                  Borrower and its Subsidiaries may acquire and own Investments of any Person received in connection with the bankruptcy or reorganization of suppliers and customers and in connection with the settlement of delinquent obligations of, and disputes with, customers and suppliers arising in the ordinary course of business, and other Investments received in respect thereof;

(f)                                    Investments received in connection with Asset Dispositions or other sales, dispositions or transfers of property not prohibited hereunder, and other Investments received in respect thereof;

(g)                                 Investments existing on the Restatement Effective Date and disclosed on Schedule 3.3, and other Investments received in respect thereof;

(h)                                 Investments of a Person that becomes a Domestic Subsidiary of Borrower following the Restatement Effective Date or is merged or consolidated with or into or transfers all or substantially all of its assets to or is liquidated into Borrower or any Domestic Subsidiary of Borrower, and other Investments received in respect thereof;

(i)                                     Investments made by a Foreign Subsidiary in another Foreign Subsidiary, to the extent not otherwise prohibited hereunder;

(j)                                     Investments made by Borrower or any of its Subsidiaries, with proceeds which either (i) have been contributed, directly or indirectly, to Borrower or such Subsidiary as equity from the Existing Control Shareholders, or (ii) are Net Proceeds which are being reinvested by Borrower or such Subsidiary in accordance with the terms of Section 1.5(c);

(k)                                  Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(l)                                     customary extensions of trade credit in the ordinary course of business; and

(m)                               Investments other than those described in the foregoing clauses (a) through (l) in an aggregate amount not to exceed $2,000,000 at any time; and

(n)                                 Borrower may consummate Permitted Acquisitions, including the establishment and capitalization of wholly-owned Subsidiaries in connection therewith; provided that the following conditions are fully satisfied:

(i)                                     No Default or Event of Default  then exists or would result therefrom;

(ii)                                  The total consideration paid or payable by Borrower for Permitted Acquisitions (or related series of such acquisitions) made by Borrower (including, without limitation all Indebtedness assumed or incurred in connection therewith and in accordance with Section 3.1 hereof) during any given twelve month period shall not exceed $10,000,000 individually or in the aggregate; and

(iii)                               Borrower is able to demonstrate a minimum Borrowing Availability of $5,000,000 after giving effect to all Revolving Credit Advances to be made in connection with such Permitted Acquisition but excluding any Inventory or Accounts being acquired in connection therewith.

3.4                                 Contingent Obligations.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                                  Letter of Credit Obligations;

(b)                                 those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                                  those existing on the Restatement Effective Date and described in Schedule 3.4;

(d)                                 those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(e)                                  those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions or Permitted Acquisitions to the extent otherwise permitted hereunder;

(f)                                    those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $1,000,000 in aggregate liability;

(g)                                 those incurred with respect to Indebtedness permitted by Section 3.1 provided that any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations;

(h)                                 currency or interest rate swap agreements or other similar arrangements entered into in the ordinary course of business, so long as (i) such swap is not speculative in nature, (ii) is related to income related to foreign currency or interest rate exposure of Borrower or any Subsidiary or otherwise related to purchases permitted hereunder from foreign suppliers, or (iii) is entered into to protect Borrower or any of its Subsidiaries against fluctuations in the prices of materials used in their businesses;

(i)                                     any other Contingent Obligation not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $2,000,000; and

(j)                                     Contingent Obligations of Borrower with respect to obligations of any Domestic Subsidiary and Contingent Obligations of any Domestic Subsidiary with respect to obligations of Borrower or any other Domestic Subsidiary.

3.5                                 Restricted Payments.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)                                  Wholly-owned Subsidiaries of Borrower may make Restricted Payments to Borrower or to Wholly Owned Subsidiaries of Borrower;

(b)                                 Borrower may make regularly scheduled cash interest payments and non-accelerated principal installment payments pursuant to the terms of the Senior Indenture as in effect on the date hereof subject to the terms of the Intercreditor Agreement; provided that no Default or Event of Default exists at the time of any such Restricted Payment described in this paragraph (b) or would occur as a result thereof;

(c)                                  Borrower may make distributions or payments that are used to repurchase, redeem or otherwise acquire for value any shares of capital stock of the Borrower held by any member of the Borrower’s or a Subsidiary’s management pursuant to any management equity subscription agreement or stock option agreement or similar agreement, or otherwise upon their death, disability, retirement or termination of employment or departure from the management of the Borrower or any Subsidiary not in excess of the lesser of (i)  $2,000,000 in the aggregate in any twelve month period, or (ii) $3,000,000 in the aggregate since the Restatement Effective Date; provided that no Default or Event of Default exists at the time of any such Restricted Payment described in this paragraph (c) or would occur as a result thereof; and

(d)                                 The Credit Parties may make Restricted Payments constituting consideration for Permitted Acquisitions, to the extent otherwise permitted hereunder.

3.6                                 Restriction on Fundamental Changes.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement unless required by law, if any such action would have a Material Adverse Effect; (b) enter into any transaction of merger or consolidation except as otherwise expressly permitted by this Agreement, upon not less than five (5) Business Days prior written notice to Agent, any Subsidiary of Borrower may be merged with or into any wholly-owned direct Subsidiary of Borrower or with Borrower (provided that Borrower or such wholly-owned Subsidiary is the surviving entity of such merger); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except a Subsidiary of Borrower may liquidate wind-up or dissolve if (i) its property is transferred to Borrower or a wholly-owned Subsidiary of Borrower and (ii) the Credit Party acquiring such property complies with its obligations under Section 2.5 following such transfer; (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person; or (e) amend, supplement or otherwise modify any of the Senior Indenture Documents without the prior written consent of Agent.

3.7                                 Disposal of Assets or Subsidiary Stock.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) dispositions of cash and Cash Equivalents in the ordinary course of business and as otherwise permitted hereunder, (b) sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete, worn or surplus equipment not used or useful in the business, (c) transfers between and among Borrower and its Subsidiaries in the ordinary course of business, (d) transfers between Foreign Subsidiaries, and (e) Asset Dispositions by Borrower and its Subsidiaries if all of the following conditions are met:  (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $3,000,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $6,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least 70% of the total consideration received is in the form of cash or Cash Equivalents; (iv) the Net Proceeds of such Asset Disposition are applied as a repayment and reduction of any outstanding Revolving Loans to the extent required by Section 1.5(c); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions of this Agreement; and (vi) no Default or Event of Default then exists or would result from such Asset Disposition.  To the extent the Requisite Lenders waive pursuant to Section 9.2 the provisions of this Section 3.7 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 3.7, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing and shall, at the request and the sole expense of Borrower take any such actions reasonably appropriate to effect the foregoing including, without limitation, filing UCC financing statements or amendments, and executing release instruments to terminate any Liens on such assets.

3.8                                 Transactions with Affiliates.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 3.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries and (d) payment of fees and indemnities for, and any other arrangements in respect of directors that are customary and reasonable for similarly situated companies as such Credit Party, (e) transactions between or among Borrower and wholly-owned Domestic Subsidiaries, and (f) other transactions expressly permitted by this Agreement.

3.9                                 Conduct of Business.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 3.9, and such other businesses as are reasonably related thereto.

3.10                           Changes Relating to Indebtedness.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 3.1 if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness by more than 2.0% per annum; (b) change the dates upon which payments of principal or interest are due on or principal amount of such Indebtedness in a manner materially adverse to any Credit Party; (c) change any event of default in a manner made more restrictive or add or make more restrictive any covenant with respect to such Indebtedness; (d) change the redemption or prepayment provisions of such Indebtedness in a manner materially adverse to any Credit Party; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to any Credit Party or Lenders.

3.11                           Fiscal Year.  No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective fiscal years without giving Agent at least thirty (30) days prior written notice thereof.

3.12                           Press Release; Public Offering Materials.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

3.13                           Subsidiaries.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Foreign Subsidiary, except as and to the extent expressly permitted under Section 3.3.

3.14                           Bank Accounts.  The Credit Parties shall not and shall not cause or permit their Domestic Subsidiaries to establish any new bank accounts without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account in accordance with the requirements of the Security Agreement and pursuant to which, among other things, such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from Borrower or such Domestic Subsidiary, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Agent.  All amounts held or deposited in any bank account controlled by Borrower or a Domestic Subsidiary of Borrower (other than amounts transferred to Borrower’s operating account and/or payroll account to fund anticipated draws against such accounts) shall be automatically transferred, on a daily basis, to a depository account (the “Agent’s Account”) established and maintained by Agent at a financial institution designated by Agent.  If no Revolving Loans are then outstanding and no other Obligations are then due and payable, Agent shall cause any funds remaining in Agent’s Account to be immediately transferred to Borrower’s operating account for use by Borrower in accordance with the terms of this Agreement and the other Loan Documents.

3.15                           Hazardous Materials.  The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

3.16                           ERISA.  The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

3.17                           ITS Company Restrictions.  Borrower will not at any time permit (i) Cherokee Netherlands I B.V. to engage in any line of business or conduct any business operations other than acting as a single purpose holding company of the stock of Cherokee Netherlands II B.V., nor permit Cherokee Netherlands I B.V. to have any Indebtedness or any creditor other than Indebtedness owing to the Borrower in accordance with the terms hereof which is subject to the Tri-Party Agreement Re: Payment Procedures, and (ii) Cherokee Netherlands II B.V. to engage in any line of business or conduct any business operations other than acting as a single purpose holding company of the stock of Cherokee Europe SCA and/or Cherokee Europe SPRL, nor permit Cherokee Netherlands II B.V. to have any Indebtedness or any creditor other than Indebtedness owing to the Cherokee Netherlands I B.V. in accordance with the terms hereof.  The Borrower will not permit the ITS Companies to form or permit to exist any Subsidiary other than those in existence on the Restatement Effective Date and as disclosed to the Banks prior to such date.  Subject to the provisions of the immediately following sentence, the Borrower will at all times maintain ownership of 100% of the capital stock of Cherokee Netherlands I B.V.  Notwithstanding anything in this Agreement to the contrary, Borrower shall be permitted to dissolve any of Cherokee Netherlands I B.V. or Cherokee Netherlands II B.V. or otherwise engage in a corporate restructuring involving such Persons for purposes of achieving tax efficiencies or otherwise simplifying the organizational structure of the ITS Companies, so long as (A) Agent receives not less than ten (10) Business Day’s prior written of such restructuring and consents thereto in writing (which consent shall not be unreasonably withheld, it being understood that a failure to satisfy the following condition “B” shall not be deemed unreasonable grounds for such objection), (B) and Agent’s Collateral (and the Liens with respect thereto) is not jeopardized, impaired, compromised or otherwise diminished in any material manner.

SECTION 4.
FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1                                 [Reserved].

4.2                                 [Reserved].

4.3                                 [Reserved].

4.4                                 [Reserved].

4.5                                 [Reserved].

4.6                                 [Reserved].

4.7                                 Maximum Senior Leverage Ratio.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter, a Senior Leverage Ratio calculated as of the last day of any such Fiscal Quarter for the trailing twelve month period then ended, equal to or less than 2.00 to 1.00.  Senior Leverage Ratio shall be calculated as set forth in the Compliance Certificate.

4.8                                 [Reserved].

4.9                                 Financial Statements and Other Reports.  Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures).  Borrower will deliver each of the Financial Statements and other reports described below to Agent (and each Lender in the case of the Financial Statements and other reports described in Sections (4.9)(a), (b), (d), (f), (g), (h), and (k)).

(a)                                  Monthly Financials.  As soon as available and in any event within thirty (30) days after the end of each month (including the last month of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such month, and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.9(f).

(b)                                 Year-End Financials.  As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(c)                                  Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(d)                                 Additional Deliveries.

(i)                                     To Agent, noon Chicago time fifteen (15) Business Days after the end of each Fiscal Month (together with a copy of any of the following reports requested by any Lender in writing after the Restatement Effective Date), each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal Month or the date two (2) days prior to the date of any such request:

(A)                              a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion (in substantially the same form as Exhibit 4.9(d), the “Borrowing Base Certificate”) as at the last day of such period;

(B)                                with respect to Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(C)                                with respect to Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(ii)                                  To Agent, at all times during which Borrower’s Borrowing Availability is less than the greater of (x) $5,000,000 and (y) 33 percent of the then current Borrowing Base, on a weekly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Restatement Effective Date), collateral reports with respect to Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, each of which shall be prepared by Borrower as of the last day of the immediately preceding week or the date two (2) days prior to the date of any request;

(iii)                               To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to this Section 4.9:

(A)                              a reconciliation of the most recent Borrowing Base, general ledger and month-end Inventory reports of Borrower to Borrower’s general ledger and monthly Financial Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(B)                                a reconciliation of the perpetual inventory by location to Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(C)                                an aging of accounts payable and a reconciliation of that accounts payable aging to Borrower’s general ledger and monthly Financial Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(D)                               a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Borrower’s general ledger and monthly Financial Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iv)                              To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Section 4.9, (i) a listing of government contracts of  Borrower or any Domestic Subsidiary in excess of $250,000 subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

(e)                                  Appraisals; Inspections.

(i)                                     From time to time, if Agent or any Lender reasonably determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties.  In addition to the foregoing, at Borrower’s expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default at any time in which the outstanding amount of Revolving Loans is equal to or greater than the lesser of (x) $5,000,000 and (y) 33 percent of the then current Borrowing Base for ten consecutive days, Agent may obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current market values of all or any portion of the Real Estate and personal property owned by any of the Credit Parties; provided, however, that, absent an Event of Default, no such appraisals may be obtained within the one year period following the date of the last such appraisal.

(ii)                                  Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require).

(f)                                    Other Reports.

(i)                                     Projections. As soon as available and in any event no later than the last day of each of Borrower’s Fiscal Years, Borrower will deliver Projections of Borrower and its Subsidiaries for the forthcoming three (3) Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

(ii)                                  Management Report.  At the required time of delivery to the Securities and Exchange Commission for Borrower’s Form 10Q reports, Borrower will deliver a management report (1) describing the operations and financial condition of Borrower and its Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the fiscal year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to subsection 4.6(J) and (3) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.   Such information may be provided in the form of SEC Forms 10Q and 10K reports.

(iii)                               Collateral Value Report.  At any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default at any time in which the outstanding amount of Revolving Loans is equal to or greater than the lesser of (x) $5,000,000 and (y) 33 percent of the then current Borrowing Base for ten consecutive days, Agent may obtain collateral value reports, at Borrower’s expense and in form and substance reasonably satisfactory to Agent, from an independent collateral auditor satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the accounts and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Borrower) and inventory (including verification as to the value, location and respective types); provided, however, that, absent an Event of Default, no such reports may be obtained within the one year period following the date of the last such report.

(g)                                 SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements sent or made available by Borrower or any of its Subsidiaries to its Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(h)                                 Events of Default, Etc.  Promptly upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect; or (4) any default or event of default with respect to any Indebtedness in excess of $1,000,000 of Borrower or any of its Subsidiaries.

(i)                                     Litigation.  Promptly upon any officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter to the extent such disclosure will not violate any applicable law or order or attorney-client privilege.

(j)                                     Notice of Corporate and other Changes.  Borrower shall provide prompt written notice of (1) all jurisdictions in which a Credit Party becomes qualified after the Restatement Effective Date to transact business, (2) any change after the Restatement Effective Date in the authorized and issued Stock of any Credit Party or any Subsidiary of any Credit Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (3) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Restatement Effective Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Restatement Effective Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect.  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k)                                  Compliance Certificate.  Together with each delivery of Financial Statements of Borrower and its Subsidiaries pursuant to Sections 4.9(a) and (b), Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.9(k) (the “Compliance Certificate”) signed by Borrower’s chief executive officer or chief financial officer.

(l)                                     Customer Concentration.  Borrower shall provide prompt written notice if the Accounts of any customer exceed in the aggregate an amount equal to thirty percent (30%) of the aggregate of all Accounts of Borrower and its Domestic Subsidiaries at any time.

(m)                               Reserved.

(n)                                 Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent.

(o)                                 Taxes.  Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, in each case which could reasonably be expected to have a Material Adverse Effect.

4.10                           Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 4.9 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Restatement Effective Date (including capitalization of costs and expenses or payment of pre-Restatement Effective Date liabilities) shall be treated as expenses in the period the expenditures are made.

SECTION 5.
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Borrower represents, warrants and covenants to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will remain true, correct and complete, in all material respects, until the Termination Date with respect to all Credit Parties:

5.1                                 Disclosure.  No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

5.2                                 No Material Adverse Effect.  Since September 30, 2003 there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

5.3                                 No Conflict.  The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries except, in each case, if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.4                                 Organization, Powers, Capitalization and Good Standing.

(a)                                  Organization and Powers.  Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a).  Each of the Credit Parties and each of their Subsidiaries has all requisite organizational  power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b)                                 Capitalization.  As of the Restatement Effective Date:  (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens, other than those in favor of Agent for the benefit of Agent and Lenders, and those pursuant to the Senior Indenture Documents, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties (other than public shareholders of Borrower not consisting of Existing Control Shareholders) and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of such Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of any Credit Party (other than Borrower) or any of their Subsidiaries, other than those described above, are issued and outstanding.  Except as provided in Schedule 5.4(b), as of the Restatement Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Borrower) or any of their Subsidiaries of any Stock of any such entity.

(c)                                  Binding Obligation.  This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

5.5                                 Financial Statements and Projections.  All Financial Statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including the consolidated balance sheets at December 31, 2003 and the related statement of income of Borrower and its Subsidiaries for the Fiscal Year then ended, audited by Deloitte & Touche LLP, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of un-audited Financial Statements, the absence of footnotes and normal year-end adjustments.  The Projections delivered on or prior to the Restatement Effective Date and the updated Projections delivered pursuant to Section 4.9 represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business based on assumptions believed to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, and that no assurance can be given that the Projections will be realized).

5.6                                 Intellectual Property.  Each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Domestic Subsidiaries and all such Intellectual Property owned or licensed by Borrower or any of its Domestic Subsidiaries is identified on Schedule 5.6 and duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  Except as disclosed in Schedule 5.6, the use of such Intellectual Property by Borrower and its Domestic Subsidiaries and the conduct of their businesses does not and, to the knowledge of Borrower has not been alleged by any Person to infringe on the rights of any Person.

5.7                                 Investigations, Audits, Etc.  As of the Restatement Effective Date, except as set forth on Schedule 5.7, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

5.8                                 Employee Matters.  Except as set forth on Schedule 5.8, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.  Except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

5.9                                 Solvency.  After giving effect to the Related Transactions, the Credit Parties, taken as a whole, are Solvent.

5.10                           Litigation; Adverse Facts.

Except as set forth on Schedule 5.10, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or to any of its Subsidiaries, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries which could reasonably be expected to result in any Material Adverse Effect.

5.11                           Use of Proceeds; Margin Regulations.  No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.  If requested by Agent, each Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(a)                                  Borrower shall utilize the proceeds of the Loans solely for the financing of Borrower’s ordinary working capital and general corporate needs. Schedule 5.11 contains a description of Borrower’s sources and uses of funds as of the Restatement Effective Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

5.12                           Ownership of Property; Liens.  As of the Restatement Effective Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by Borrower or any of its Domestic Subsidiaries.  Each of Borrower and each of its Domestic Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its material leased Real Estate, all as described on Schedule 5.12, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Schedule 5.12 further describes any Real Estate with respect to which Borrower or any of its Domestic Subsidiaries is a lessor, sublessor or assignor as of the Restatement Effective Date.  Borrower and each of its Domestic Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets that are material to its business.  As of the Restatement Effective Date, none of the properties and assets of Borrower or any of its Domestic Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of Borrower or any of its Domestic Subsidiaries.  Borrower and each of its Domestic Subsidiaries has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Person’s right, title and interest in and to all such Real Estate and other properties and assets.  As of the Restatement Effective Date, no portion of Borrower’s or any of its Domestic Subsidiaries’ Real Estate has

suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.

5.13                           Environmental Matters.

(a)                                  Except as set forth in Schedule 5.13, as of the Restatement Effective Date: (i)  the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to result in a Material Adverse Effect; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate except for such Release that could not reasonably be expected to result in a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries which would result in a Material Adverse Effect; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries which would result in a Material Adverse Effect; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected result in a Material Adverse Effect, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that could reasonably be expected to result in a Material Adverse Effect or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any of the Credit Parties or their Subsidiaries.

(b)                                 Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries , and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

5.14                           ERISA.

(a)                                  Schedule 5.14 lists any Plan (i) subject to Title IV of ERISA or the funding requirements of Section 412 of the Code; (ii) which is a Multiemployer Plan; (iii) which is an ESOP or (iv) which provides post-retirement or post-employment “welfare type” benefits other than continuation coverage required by Section 4980B of the Code, applicable state continuation coverage law or deferred compensation benefits accrued as liabilities on the books of the Borrower, any Credit Party or any of its ERISA Affiliates.  Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23.  Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)                                 Except as set forth in Schedule 5.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by S&P or an equivalent rating by another nationally recognized rating agency.

5.15                           Brokers.  No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16                           Deposit and Disbursement Accounts.  Schedule 5.16 lists all banks and other financial institutions at which any Credit Party (other than Foreign Subsidiaries) maintains deposit or other accounts as of the Restatement Effective Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.17                           Agreements and Other Documents.  As of the Restatement Effective Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 5.17:  supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party, the absence of which could reasonably be expected to have a Material Adverse Effect; leases of Equipment having a remaining term of one year or longer, the absence of which could reasonably be expected to have a Material Adverse Effect; licenses and permits held by the Credit Parties, the absence of which could reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any material Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party (other than Borrower).

5.18                           Insurance.  Schedule 5.18 lists all insurance policies of any nature maintained, as of the Restatement Effective Date, for current occurrences by Borrower and each of its Domestic Subsidiaries, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

5.19                           Related Transactions.  As of the Restatement Effective Date, the Related Transactions have been consummated in accordance with, all applicable laws.  All requisite approvals by Governmental Authorities having jurisdiction over any Credit Party and other Persons referenced therein, with respect to the Related Transactions, have been obtained, and no such approvals impose any materially adverse conditions to the consummation of the Related Transaction or to the conduct by any Credit Party of its business thereafter.

5.20                           Senior Indenture Documents.  Each representation and warranty made or to be made by Borrower under the Senior Indenture Documents is and will be true, correct and complete in all material respects on the date made.

SECTION 6.
DEFAULT, RIGHTS AND REMEDIES

6.1                                 Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)                                  Payment.  (1) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within five (5) days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b)                                 Default in Other Agreements.  (1) Any Credit Party or any of its Subsidiaries fails to pay when due, after the lapse of any applicable grace period, any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations after the lapse of any applicable grace periods, if the effect of such failure to pay, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $3,000,000 or having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

(c)                                  Breach of Certain Provisions.  Failure of any Credit Party to perform or comply with any term or condition contained in that portion of Section 2.2 relating to the Credit Parties’ obligation to maintain insurance, Section 2.3, Section 2.8(d), Section 3 or Section 4; or

(d)                                 Borrowing Base Certificate.  Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial or other errors that do not result in an Overadvance in excess of $300,000 in the aggregate in any Borrowing Base Certificate), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect (without duplication of materiality qualifiers contained therein) as of the date when made or deemed made; or

(e)                                  Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default; or

(f)                                    Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g)                                 Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h)                                 Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $1,000,000 or (2) an amount in the aggregate at any time in excess of $3,000,000 (in either case to the extent not adequately covered by insurance in Agent’s sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains un-discharged, un-vacated, un-bonded or un-stayed for a period of forty-five (45) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i)                                     Dissolution.  Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains un-discharged or un-stayed for a period in excess of thirty (30) days; or

(j)                                     Solvency.  Borrower or the Credit Parties taken as a whole cease to be Solvent, fail to pay any of their respective debts as they become due or admit in writing their present or prospective inability to pay their respective debts as they become due; or

(k)                                  Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l)                                     Damage; Casualty.  Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party which cessation or curtailment continues for more than fifteen (15) consecutive days if any such event could reasonably be expected to result in a Material Adverse Effect; or

(m)                               Business Activities.  Any Subsidiary engages in any type of business activity other than as expressly contemplated under Sections 3.9 and 3.17 hereof and performance of its obligations under the Related Transaction Documents to which it is a party; or

(n)                                 Change of Control.  A Change of Control occurs; or

(o)                                 Subordinated Indebtedness.  The failure of any Credit Party or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect; or

(p)                                 Employee Benefit Plans.  (1) Borrower or any of its Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $3,000,000 occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could reasonably be expected to result in a Material Adverse Effect.

6.2                                 Suspension or Termination of Revolving Loan Commitments.  Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

6.3                                 Acceleration and other Remedies.  Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Revolving Loan Commitments shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower (a) reduce the aggregate amount of the Revolving Loan Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrower immediately deliver cash to Agent for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations or demand that Borrower cause to be issued back-up letters of credit reasonably acceptable to Agent, and (e) exercise any other remedies which may be available under the Loan Documents or applicable law.  Borrower hereby grants to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit Obligations.  Any such cash collateral shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges and expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to Borrower.  Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

6.4                                 Performance by Agent.  Upon the occurrence of a Default or an Event of Default, if any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein.  In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5                                 Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may reasonably deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied:  first, to all Fees, costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7.
CONDITIONS TO LOANS

7.1                                 Conditions to Initial Loans.  The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on or at any time after the Restatement Effective Date are, in addition to the conditions precedent specified in Section 7.2, subject to satisfaction of the following conditions precedent in a manner reasonably acceptable to Agent in its sole discretion:

(a)                                  Borrower and/or the applicable Credit Party shall have delivered of all documents listed on, taken all actions set forth on and satisfied of all other conditions precedent listed on the Closing Checklist (other than the landlord waiver and consent with respect to Borrower’s Irvine, California facility and those documents or conditions waived by Agent in writing);

(b)                                 The Intercreditor Agreement shall have either been reaffirmed or amended and restated in a manner reasonably satisfactory to Agent and the Indebtedness of Borrower under the Senior Indenture shall not exceed $46,630,000;

(c)                                  Borrower’s most recent Projections delivered on or about the end of Borrower’s Fiscal Year ended December 31, 2003 shall be reasonably acceptable to Agent and Lenders;

(d)                                 Agent shall be reasonably satisfied as to the absence, since December 31, 2003, of any material adverse change in the business, operations, properties or condition (financial or otherwise) of Borrower, any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(e)                                  The IPO shall have been consummated and Borrower shall have received not less than $70,000,000 Net Proceeds therefrom and after giving effect to the Payoffs, and the initial funding of any Loans and/or the issuance of any Letter(s) of Credit on the Restatement Effective Date and the establishment of any Reserves required by Agent (including, without limitation, a Reserve for closing costs incurred by Borrower in connection with this credit facility), the total amount of all Obligations shall not exceed

$5,000,000 and Borrower shall have not less than $8,000,000 of Borrowing Availability hereunder;

(f)                                    After giving effect to the initial funding of the Loans and/or issuance of any Letter(s) of Credit on the Restatement Effective Date, the ratio of (x) Total Debt (as of the Restatement Effective Date and as measured under the Existing Credit Agreement) to (y) EBITDA for the twelve month period ending December 31, 2003 based on Borrower’s most current financial statements delivered to Agent, does not exceed 4.25;

(g)                                 Agent shall have received evidence reasonably acceptable to it of the consummation of the Payoffs and associated Lien releases utilizing proceeds from the IPO;

(h)                                 Agent shall have received fully executed deposit account control agreements, lock-box agreements, securities account control agreements and other cash management agreements with Wells Fargo Bank, N.A. and each other bank, if any, where Borrower maintains a deposit or a securities account, all in form and substance reasonably acceptable to Agent.

7.2                                 Conditions to All Loans.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a)                                  any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof;

(b)                                 any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

(c)                                  after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed the remaining Borrowing Availability (except as provided in Section 1.1(a)(ii));

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 7.2  have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

7.3                                 Conditions to Loans to Fund Permitted Acquisitions.  In the event that the proceeds of a Revolving Loan are to be used to finance all or a portion of the purchase price of a Permitted Acquisition, the obligation of Lenders to make such Revolving Loans are subject to the further conditions precedent set forth below:

(a)                                  Without limiting the generality of the other provisions hereof, Agent shall have received, to the extent required by Section 2.8 hereof, with respect to the Person and any other assets being acquired, prior to or simultaneously with the funding of such Loan, evidence of the due execution of UCC Financing Statements or amendments to existing financing statements with respect to such Person or assets, in form and substance reasonably acceptable to Agent, necessary to perfect a first priority security interest of Agent for the benefit of Lenders in such Person and/or other assets being acquired.  In the event real property is being acquired in connection with such Permitted Acquisition, Agent shall, if reasonably requested, have received, to the extent required by Section 2.8 hereof, a fully executed mortgage or deed of trust, in form and substance reasonably satisfactory to Agent together with an ALTA lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent, insuring that the mortgage or deed of trust is a valid and enforceable first priority mortgage lien on the respective property, free and clear of all defects, encumbrances and Liens, other than Permitted Encumbrances; and

(b)                                 Such Permitted Acquisition is otherwise permitted under the terms of this Agreement and all other conditions precedent have been fully satisfied or waived by Agent, in writing.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

8.1                                 Assignment and Participations.

(a)                                  Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Revolving Loan Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender, Agent and Borrower that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Revolving Loan Commitments in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Revolving Loan Commitments in an amount at least equal to $2,500,000; (iv) require a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed and shall be deemed granted if not objected to within three (3) Business Days following notice thereof to Borrower; provided that no such consent shall be required for an assignment to a Qualified Assignee.  In the case of an assignment by a Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitments or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Revolving Loan Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b)                                 Any participation by a Lender of all or any part of its Revolving Loan Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.10, 1.11, 8.3 and 9.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”, provided that such participant Lender shall not be entitled to receive any greater payment under such Sections than the applicable Lender selling such participation would have.  Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)                                  Except as expressly provided in this Section 8.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)                                 Each Credit Party shall assist Agent (for itself or on behalf of the applicable Lender) in syndicating the Loans and Commitments under this Section 8.1 as required to enable the assigning or selling Lender to effect any assignment or participation relating thereto, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable established by Agent in its sole discretion.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 5.5.  Agent shall maintain, on behalf of Borrower, in its offices located at Chicago, Illinois a “register” for recording the name, address, commitment and Loans owing to each Lender.  The entries in such register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(e)                                  A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

8.2                                 Agent.

(a)                                  Appointment.  Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.

Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2.  The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)                                 Nature of Duties.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.   Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)                                  Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages.  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this

Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d)                                 Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e)                                  Indemnification.  Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                    GE Capital Individually.  With respect to its Revolving Loan Commitments hereunder, GE Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a Lender or one of the Requisite Lenders.  GE Capital, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  GE Capital, either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(g)                                 Successor Agent.

(i)                                     Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii)                                  Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower.  If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)                               Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h)                                 Collateral Matters.

(i)                                     Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) upon termination of the Revolving Loan Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) or (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

(ii)                                  Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(h)(i).  Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least seven (7) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)                               Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)                                     Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j)                                     Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k)                                  Lender Actions Against Collateral.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any of the Real Estate encumbered by Mortgages without the consent of the Requisite Lenders.  With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

8.3                                 Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of

Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

8.4                                 Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than noon (Chicago time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.  Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5                                 Disbursements of Advances; Payment.

(a)                                  Advances; Payments.

(i)                                     Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c).  If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to noon (Chicago time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(e) not later than 2:00 p.m. (Chicago time) on the requested Funding Date in the case of an Index Rate Loans and not later than 10:00 a.m.

(Chicago time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b)                                 Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(e)                                  Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so.

(f)                                    Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.  Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any Subordinated Debt.

SECTION 9.
MISCELLANEOUS

9.1                                 Indemnities.  Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2                                 Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Exhibit 4.9(d), shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 7.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.

(c)                                  No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount of any Lender’s Revolving Loan Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 3.7, release all or substantially all Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 9.2 or the definitions of the terms “Requisite Lenders” insofar as such definitions affect the substance of this Section 9.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3                                 Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by electronic mail, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:	Cherokee International Corporation
2841 Dow Avenue
Tustin, CA 92780
ATTN: R. Van Ness Holland
Telecopy: (714) 508-5888
e-mail: van@cherokeellc.com

With a copy to:	Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Flr
Los Angeles, CA 90071
ATTN: Christopher S. Brothers
Fax: (213) 830-6395
e-mail: cbrothers@oaktreecap.com

If to Agent or GE Capital:	GENERAL ELECTRIC
CORPORATION
100 California Street, 10th Floor
San Francisco, CA 94111
ATTN: Cherokee International Account Officer
Fax: (415) 277-7443
e-mail: patrick.henahan@ge.com

With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Legal Department
Commercial Finance – Global Sponsor Finance
Fax: (312) 441-6876
e-mail: andrew.packer@ge.com

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

9.4                                 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5                                 Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6                                 Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7                                 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8                                 Headings.  Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9                                 Applicable Law.  PURSUANT TO 735 ILCS 105/5-5 OF THE ILLINOIS CIVIL PROCEDURE-CHOICE OF LAW AND FORUM ACT, THE PARTIES HERETO AGREE THAT THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT OTHERWISE GIVING EFFECT TO ILLINOIS’ CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF LAWS OTHER THAN THE LAWS OF THE STATE OF ILLINOIS.

9.10                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

9.11                           No Fiduciary Relationship; Limited Liability.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender.  Borrower agrees that neither Agent nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12                           Construction.  Agent, each Lender, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party.

9.13                           Confidentiality.  Agent and each Lender agree to keep confidential any non-public information delivered pursuant to the Loan Documents and to not disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Agent a Lender or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services.  The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify Borrower.  The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

9.14                           CONSENT TO JURISDICTION.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, STATE OF ILLINOIS AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S  ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS  SHALL BE LITIGATED IN SUCH COURTS.  BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE

OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15                           WAIVER OF JURY TRIAL.  BORROWER, AGENT  AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16                           Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes and shall continue in full force and effect as long as the Obligations are outstanding and so long as the Commitments have not been terminated.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3(g), 1.10, 1.11 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17                           Entire Agreement.  This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18                           Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19                           Replacement of Lenders.

(a)                                  Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.10 or 1.11 or, as provided in this Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

(i)                                     Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender hereby irrevocably agrees to sell and to assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.10 or 1.11, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.10 or 1.11 through the date of such sale and assignment; or

(ii)                                  Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share.  Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment.

(b)                                 In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender hereby irrevocably agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Revolving Loan Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding

Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c)                                  If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described herein this being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders hereby irrevocably agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Revolving Loan Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

9.20                           Delivery of Termination Statements and Mortgage Releases.  Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Revolving Loan Commitments, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21                           No Novation.  Notwithstanding anything to the contrary contained herein, this Agreement is not intended to and does not serve to effect a novation of the Obligations under the Existing Credit Agreement.  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Existing Credit Agreement which is evidenced by the notes provided for therein and secured by the Collateral.  Borrower acknowledges and confirms that the liens and security interests granted pursuant to the Loan Documents secure the indebtedness, liabilities and obligations of Borrower to Agent and Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of Borrower to Agent and Lenders) includes, without limitation, the indebtedness, liabilities and obligations of Borrower under the Notes to be delivered hereunder, and under the Credit Agreement, as amended and restated hereby, as the same may be further amended, modified, supplemented or restated from time to time.  The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement.  Cross-references in the Loan Documents to particular section numbers in the Existing Credit Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.

Witness the due execution of this Amended and Restated Credit Agreement by the respective duly authorized officers of the undersigned as of the date first written above.

CHEROKEE INTERNATIONAL CORPORATION, a Delaware corporation

By:	/s/ Van Holland
Name: Van Holland
Title: Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, an L/C Issuer and a Lender

Name:	/s/ Randall J. Boba
Its Duly Authorized Signatory